EXHIBIT 23.1

Consent of experts and counsel

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-124580) of Eye Care Centers of America, Inc. and in the related Prospectus of our report dated March 10, 2006 with respect to the consolidated financial statements and schedule of Eye Care Centers of America, Inc. in this Annual Report (Form 10-K) for the year ended December 29, 2007.

Ernst & Young LLP

San Antonio, Texas

March 24, 2008